EXHIBIT 5




                                 AGREEMENT

                                dated as of


                              October 11, 2000

                                by and among

                            Hexcel Corporation,

                                LXH, L.L.C.

                                    and

                               LXH II, L.L.C.

                                 AGREEMENT


          AGREEMENT (this "Agreement"), dated as of October 11, 2000, by and among Hexcel Corporation, a Delaware corporation (the "Company"), LXH, L.L.C., a Delaware limited liability company ("LXH") and LXH II, L.L.C., a Delaware limited liability company (together with LXH, the "Investors").

                           W I T N E S S E T H :

          WHEREAS, Ciba Specialty Chemicals Holding Inc., a corporation organized under the laws of Switzerland ("Ciba SCH"), Ciba Specialty Chemicals Inc., a corporation organized under the laws of Switzerland and wholly-owned subsidiary of Ciba SCH ("Ciba SCI") and Ciba Specialty Chemicals Corporation, a corporation organized under the laws of Delaware and wholly-owned subsidiary of Ciba SCH (collectively with Ciba SCH and Ciba SCI, "Ciba"), own beneficially and of record an aggregate of 18,021,748 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company;

          WHEREAS, simultaneously herewith, the Investors and Ciba are entering into a stock purchase agreement attached as Exhibit A hereto (the "Stock Purchase Agreement"), pursuant to which Ciba has agreed to sell to the Investors and the Investors have agreed to purchase from Ciba up to a number of shares of Common Stock owned beneficially and of record by Ciba (the "Shares") constituting not more than 39.3% of the issued and outstanding shares of Common Stock;

          WHEREAS, certain independent directors of the board of directors of the Company (the "Board") have approved and consented to the sale of the Shares by Ciba to the Investors on the terms set forth in the Stock Purchase Agreement;

          WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company and the Investors will enter into (i) a governance agreement in the form of Exhibit B hereto (the "Governance Agreement") and (ii) a registration rights agreement in the form of Exhibit C hereto (the "Registration Rights Agreement"); and

          WHEREAS, in connection with the execution by the Investors of the Stock Purchase Agreement, the Notes (as defined in the Stock Purchase Agreement), the Pledge Agreements (as defined in the Stock Purchase Agreement) and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with the Stock Purchase Agreement or such other documents or the transactions contemplated thereby (the "Stock Purchase Transaction Documents"), and in order to induce the Investors and their Affiliates to execute and deliver the Governance Agreement and the Registration Rights Agreement, the Company is hereby making certain representations and warranties and entering into certain agreements.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                           PURPOSE OF AGREEMENTS

          1.1. Purpose. The Company acknowledges and agrees that it is executing and delivering this Agreement (i) in connection with the execution and delivery by the Investors of the Stock Purchase Transaction Documents and the consummation of the transactions contemplated thereby, and (ii) to induce the Investors and their Affiliates to execute and deliver the Governance Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby.

          1.2. Closing. The closing of the transactions contemplated hereby shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 simultaneously with the Closing under the Stock Purchase Transaction Documents, or at such other place, time and/or date as shall be mutually agreed by the Company and the Investors.

          1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.

                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Investors, as of the date hereof and as of the Closing, as follows:

          2.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to so qualify or be licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A correct and complete copy of the bylaws of the Company as shall be in effect as of the Closing is attached hereto as Exhibit D (the "By-Laws").

          (b) Each Significant Subsidiary is a corporation, limited liability company, limited partnership or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as it is now being conducted except where the failure to be in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1(b), (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Significant Subsidiaries free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances") and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary, or any contract, agreement or other commitment of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for the Subsidiaries and except as set forth on Schedule 2.1(b), the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

          2.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement, the Ciba Documents, the Governance Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Ciba Documents, the Governance Agreement and the Registration Rights Agreement, and the compliance by the Company with each of the provisions of this Agreement, the Ciba Documents, the Governance Agreement and the Registration Rights Agreement (a) are within the corporate power and authority of the Company, and (b) have been duly authorized by all necessary corporate action of the Company. This Agreement and the Consent and Termination Agreement have been, and each of the Governance Agreement, the Registration Rights Agreement and the Supplemental Indenture when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and each of this Agreement and each Ciba Document constitutes, and each of such other agreements when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity. The By-Laws have been duly adopted by the Board and will be effective upon the Closing.

          2.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which as of October 6, 2000, 36,950,954 shares were issued and outstanding excluding 859,497 shares of Common Stock held in the Company's treasury as of such date and (ii) 20,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock, including the Shares, have been duly authorized and are validly issued, fully paid and nonassessable and not subject to the preemptive or other similar rights of the stockholders of the Company other than such rights held by Ciba. As of the date hereof, there is outstanding (i) $114,435,000 in aggregate principal amount of the Company's 7.0% Convertible Subordinated Notes, due 2003, which notes are convertible into 7,238,140 shares of Common Stock and
(ii) $25,625,000 in aggregate principal amount of the Company's 7.0% Convertible Subordinated Debentures, due 2011, which notes are convertible into 834,147 shares of Common Stock. Except as described in the SEC Reports (as defined below) and other than pursuant to stock incentive plans approved by the Board, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any contract or agreement of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 2.3, and other than with respect to Ciba, (i) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (ii) there are no voting trusts, stockholders agreements, proxies or other contracts or agreements or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of Common Stock.

          2.4. SEC Reports. The Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act since January 1, 1997 and made available to the Investors complete copies of all annual reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the "SEC Reports"). Each SEC Report was, on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, stockholders' equity, comprehensive income and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (except as may be indicated in the notes thereto and except, in the case of interim statements, for the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations reflected or disclosed in the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1999 or the unaudited balance sheet as of June 30, 2000 and the footnotes thereto, (ii) liabilities and obligations incurred in the ordinary course of business since June 30, 2000 or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

          2.6. Consents, No Violations. Except with respect to the Governance Agreement, dated February 29, 1996, between the Company and Ciba (the "Existing Governance Agreement"), the Credit Agreement, the Indenture, dated February 29, 1996, between the Company and First Trust of California, National Association, as amended through the date hereof (the "Ciba Indenture") and the Company's or any of its Subsidiary's employee or director benefit plans, arrangements or agreements, the execution, delivery or performance (i) by the Company of this Agreement, the Ciba Documents, the Governance Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, and (ii) by Ciba and the Investors of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, do not and will not
(a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of the Subsidiaries, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any Law or (B) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except where such breach, violation or default, creation of an Encumbrance, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) except for any required filing under the HSR Act, the German Act Against Restraints of Competition and any other foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 5.1(f), and filings, consents, approvals or authorizations of, notifications to, or exemptions or waivers by any Governmental Entity or any other Person which are not, individually or in the aggregate material to the consummation of the transactions contemplated hereby or thereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of its Subsidiaries.

          2.7. Compliance with Laws. Except as disclosed in the SEC Reports, the Company and its Subsidiaries are, and since January 1, 1993, have been, in compliance in all material respects with all Laws and the Company and its Subsidiaries possess all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its Subsidiaries' properties (collectively, "Licenses"), except where such noncompliance or failure to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of such Licenses are valid and in full force and effect, and the Company and its Subsidiaries have duly performed and are in compliance in all material respects with all of their obligations under such Licenses except where such suspension or cancellation of such Licenses or the noncompliance with such Licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.8. Absence of Certain Changes. Except as disclosed in the SEC Reports, since June 30, 2000 neither the Company nor any of the Subsidiaries has suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

          2.9. Litigation. (a) Except as set forth on Schedule 2.9(a) or as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (ii) if resolved adversely to the Company or a Subsidiary would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, except for defaults or breaches, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.10. Employee Matters; ERISA. (a) All (i) "employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than any "multiemployer plan" as defined in Section 3(37)(A) of ERISA, maintained or contributed to by the Company or any of its Subsidiaries and (ii) other plans, agreements or arrangements relating to compensation or employee benefits pursuant to which the Company or any of its Subsidiaries may have any material liability (collectively, the "Plans"), are in compliance with all applicable provisions of ERISA and the Code, and the Company and its Subsidiaries do not have any liabilities or obligations (other than liabilities and obligations for benefits payable in the ordinary course) with respect to any Plan, whether or not accrued, contingent or otherwise, except (a) as described in any of the SEC Reports or previously disclosed in writing to the Investors and (b) for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as any of the following either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code or Section 4001(b) of ERISA, has incurred any unsatisfied liability under Title IV of ERISA and no conditions exists that could reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and (y) no "employee benefit plan," maintained or contributed to by the Company or any ERISA Affiliate, other than a "multiemployer plan" as defined in Section 3(37)(A) of ERISA, has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. As to any "multiemployer plan" maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliate of the Company, neither the Company nor any ERISA Affiliate has any knowledge (a) that such plan is not in substantial compliance with the applicable provisions of ERISA and the Code; or (b) that such plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

          (b) Each Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company's Knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination.

          (c) Except as set forth on Schedule 2.10(c), the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan (or related trust), trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or director of the Company or any subsidiary of the Company, or (ii) result in the triggering or imposition of any material restrictions or limitations on the right of the Company or any Subsidiary to amend or terminate any Plan.

          2.11 Existing Governance Agreement; Section 203 of the DGCL; Takeover Statute. The Independent Directors (as defined in the Existing Governance Agreement) have taken all actions necessary or advisable under the Existing Governance Agreement to approve and consent to the transactions contemplated hereby (including the purchase of the Shares by the Investors) and by the Ciba Documents. The Board has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution by the Investors of the Stock Purchase Agreement or the consummation of any of the transactions contemplated by the Stock Purchase Agreement. The execution, delivery and performance of the Stock Purchase Agreement will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

          2.12 Real Property Holding Corporation. The Company is not, and has not been at any time during the past 5 years, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

          2.13 Negotiations with Third Parties. Except in connection with the transactions contemplated by the Stock Purchase Transaction Documents, the Company is not currently, and since September 24, 2000 has not been, directly or indirectly, negotiating, seeking to negotiate or otherwise engaging in discussions with any Person relating to (a) an acquisition of greater than 20% of the Common Stock (including the Shares), (b) a tender or exchange offer, (c) a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, or (d) an offer to acquire in any manner a greater than 20% equity interest in the Company, or more than 20% of the assets of the Company and its Subsidiaries taken as a whole.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

          3.1. Organization. Such Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

          3.2. Due Authorization. Such Investor has all right, power and authority to enter into this Agreement, the Governance Agreement, the Stock Purchase Transaction Documents to which it is a party and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement, the Governance Agreement, the Stock Purchase Transaction Documents to which it is a party and the Registration Rights Agreement, and the compliance by such Investor with each of the provisions of this Agreement and each of the Governance Agreement, the Stock Purchase Transaction Documents to which it is a party and the Registration Rights Agreement (a) are within the power and authority of such Investor and (b) have been duly authorized by all necessary action on the part of such Investor. This Agreement has been, and each of such other agreements when executed and delivered by such Investor will be, duly and validly executed and delivered by such Investor, and this Agreement constitutes, and each of such other agreements when executed and delivered by such Investor will constitute, a valid and binding agreement of such Investor enforceable against such Investor in accordance with its respective terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

          3.3. Consents, No Violations. Neither the execution, delivery or performance by such Investor of this Agreement, the Stock Purchase Agreement, the Governance Agreement or the Registration Rights Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Investor, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any provision of any agreement or other instrument to which such Investor is a party or pursuant to which such Investor or its assets or properties is subject, or (c) except for any required filing under the HSR Act, the German Act Against Restraints of Competition, and any other foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 5.1(f) hereof, and filings, consents, approvals or authorizations of, notifications to, or exemptions or waivers by any Governmental Entity or any other Persons which are not, individually or in the aggregate, material to the consummation of the transactions contemplated hereby or thereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of such Investor.

          3.4. Ownership of Capital Stock. Neither Investor nor any of their respective subsidiaries, directors, officers or members beneficially owns, directly or indirectly, any capital stock of the Company or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company or any security convertible into capital stock of the Company, other than as contemplated by this Agreement.


                                 ARTICLE IV

                                 COVENANTS

          4.1. Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless the Investors otherwise agree in writing, the Company shall, and shall cause each of its Significant Subsidiaries to,
(i) conduct its business only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice;
(iv) use reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws; provided, however, that during such period the Company and its Significant Subsidiaries shall be permitted to take all actions as set forth in Section
2.06 of the Governance Agreement which would not require the approval of a majority of the directors appointed by the Investors to the Board; provided, however, that the Company shall not issue any shares of Common Stock unless the Investors consent in writing to the offering price for such shares of Common Stock. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, between the date of this Agreement and the Closing, the Company shall not, and shall cause each of its Significant Subsidiaries not to, do any of the following without the prior written consent of the Investors, which consent shall not be unreasonably withheld or delayed:

          (a) amend the Company's certificate of incorporation or bylaws or other organizational documents except pursuant to Section 4.2 of this Agreement;

          (b) take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect as of the Closing Date or (ii) any of the conditions to the obligations of the Investors set forth in
Section 5.2 not being satisfied; or

          (c) agree to take any of the actions restricted by this Section
4.1.

          4.2. Amendment of By-Laws of the Company. Simultaneously with the Closing, the By-Laws shall be in full force and effect and following the Closing, the Company shall use its reasonable best efforts to ensure that the By-Laws will not be inconsistent, at any time, with any of the terms and provisions contained in the Governance Agreement.

          4.3. HSR Act; Other Filings. Each of the Investors and the Company shall cooperate in making required filings under the HSR Act, the German Act Against Restraints of Competition and any other foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 5.1(f) hereof, and shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          4.4. Consents; Approvals. Except as set forth in Schedule 4.4, the Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company is a party or its properties or assets are bound, (ii) all Consents pursuant to the Company's or any of the Subsidiaries' financing documents, including all indentures and credit agreements of the Company or any of the Subsidiaries and the Consent of the Majority Lenders under the Credit Agreement, and (iii) all United States and foreign governmental and regulatory rulings and approvals), required in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, the Governance Agreement and the Registration Rights Agreement, in each case as promptly as practicable, except where the failure to obtain such Consents would not, individually or in the aggregate, have a Material Adverse Effect.

          4.5. Listing. The Company shall use its commercially reasonable efforts to continue to have its Common Stock listed on the New York Stock Exchange or a national securities exchange for so long as the Investors own any Shares.

          4.6. No Solicitation. The Company agrees that, from the date hereof until the earlier of (x) the Closing and (y) termination of this Agreement, (i) it shall not, and it shall cause its agents, affiliates, representatives, and any other person acting on its behalf, not to, directly or indirectly, (a) provide any information concerning the Company or Ciba to any third party (other than the Investors and their Affiliates, representatives and agents) expressing an interest in acquiring all or a portion of the Shares or (b) solicit, negotiate with respect to, facilitate, or approve any sale or offer for the purchase of all or any portion of the Shares, or options or warrants to purchase all or any portion of the Shares or any securities convertible into or exchangeable for all or any portion of the Shares, and it shall terminate any existing activities or discussions with any party other than the Investors with respect to the foregoing and (ii) it shall promptly advise the Investors of any inquiry, request or proposal relating thereto that may be received, including the terms of such inquiry, request or proposal and the identity of the inquirer, requestor or offeror; provided, that the Company may (I) at any time prior to the Closing Date, if the Company is not otherwise in violation of this Section 4.6, provide information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal relating to (a) an acquisition of all or a portion of the Common Stock (including the Shares), (b) a tender or exchange offer, (c) a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, or (d) an offer to acquire in any manner a greater than 20% equity interest in, or more than 20% of the assets of, the Company or any of its Subsidiaries, if and so long as the Board determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board; and (II) take a position with respect to such proposal, or amend or withdraw such position, as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

          4.7. Cooperation. Subject to Section 4.6, each of the Investors and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all such further actions as shall be necessary to make effective and consummate the transactions contemplated by this Agreement.

          4.8. Capitalization Certificate. After the close of business on the business day immediately prior to the Closing, the Company shall deliver to the Investors and Ciba a certificate executed by the Company's Chief Financial Officer which certificate shall specify the number of shares of Common Stock issued and outstanding as of the close of business on such date.

          4.9. Execution and Delivery of Agreements by the Company. Subject to Section 4.6, prior to or simultaneously with the Closing, the Company shall execute and deliver (i) the Governance Agreement and the Registration Rights Agreement (in each case upon satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.3 hereto) and (ii) the Supplemental Indenture.

          4.10. Execution and Delivery of Agreements by the Investors. Prior to or simultaneously with the Closing, upon satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, the Investors shall execute and deliver the Governance Agreement and the Registration Rights Agreement.


                                 ARTICLE V

                                 CONDITIONS

          5.1. Conditions to Obligations of the Investors and the Company. The respective obligations of the Investors and the Company to execute and deliver the Governance Agreement and the Registration Rights Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby;

          (b) The transactions contemplated by the Stock Purchase
Transaction Documents shall have been consummated simultaneously with the closing hereunder;

          (c) The Company shall have received the Consent of the Majority Lenders under the Credit Agreement, which Consent shall be reasonably acceptable to the Investors and the Company;

          (d) Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated;

          (e) The German Federal Cartel Office shall have approved the transactions contemplated hereby; and

          (f) The Company and/or the Investors shall have made any other material foreign governmental and regulatory filings, given all material notices and obtained any material approvals that the Company and the Investors reasonably agree are required in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, this Agreement, the Governance Agreement, the Registration Rights Agreement and the Ciba Documents.

          5.2. Conditions to Obligations of the Investors. The obligations of the Investors to execute and deliver the Governance Agreement and the Registration Rights Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);

          (b) The Company shall have performed, satisfied and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

          (c) The Company shall have delivered to the Investors an officer's certificate certifying as to the Company's compliance with the conditions set forth in clause (a) of Section 5.1 and clauses (a) and (b) of this Section 5.2;

          (d) The Investors shall have received a reasonably acceptable opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, addressing the due authorization and enforceability of this Agreement with respect to the Company and the representations and warranties made by the Company in Section 2.6 of this Agreement;

          (e) The Ciba Documents shall be in full force and effect;

          (f) The agreements, each dated as of the date hereof, from the Company's employees set forth on Exhibit F to the Stock Purchase Agreement shall be in full force and effect as of the Closing; and

          (g) Mr. John J. Lee's employment agreement attached hereto as Exhibit E and all other agreements contemplated thereby shall be in full force and effect as of the Closing;

          5.3. Conditions to Obligations of the Company. The obligations of the Company to execute and deliver the Governance Agreement and the Registration Rights Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);

          (b) The Investors shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date;

          (c) The Investors shall have delivered to the Company an officer's certificate certifying as to the Investors' compliance with the conditions set forth in clause (a) of Section 5.1 and clauses (a) and (b) of this Section 5.3;

          (d) The trustee under the Indenture shall have executed and delivered the Supplemental Indenture; and (e) The Company shall have received a reasonably acceptable opinion from Fried, Frank, Harris, Shriver & Jacobson, counsel to the Investors, addressing the due authorization and enforceability of this Agreement with respect to the Investors and the representations and warranties made by the Investors in Section 3.3 of this Agreement.


                                 ARTICLE VI

                                TERMINATION

          6.1. Termination. This Agreement shall terminate automatically, without any further action required by the parties hereto, upon the earlier of (i) the termination of the Stock Purchase Agreement, or (ii) the latest of (A) November 9, 2000, if the Closing shall not have occurred by such date, (B) November 27, 2000, if the Closing shall not have occurred by such date and if the condition set forth in Section 5.1(c) shall not have been satisfied on or prior to November 27, 2000, (C) two business days after the satisfaction of the conditions set forth in Sections 5.1(d), 5.1(e) and 5.1(f) hereof (the earlier of such dates referred to in (i) and (ii) above, the "Termination Date"); provided, however, that if the Company receives an Acquisition Proposal with respect to which the Board has made a determination pursuant to Section 4.6 hereof, and the Company executes a definitive agreement with respect to such Acquisition Proposal prior to the Termination Date, the Company, by a vote of a majority of the Independent Directors, can elect to terminate this Agreement prior to the Termination Date by delivering written notice of such termination to the Investors. Notwithstanding the foregoing, if the Company terminates this Agreement upon execution of a definitive agreement with respect to an Acquisition Proposal, then upon the earlier of (x) the date such Acquisition Proposal is abandoned or terminated and (y) 120 days after execution of such definitive agreement, if the transactions contemplated by such Acquisition Proposal are not consummated within such 120 day period, this Agreement shall be automatically reinstated and the "Termination Date" shall be deemed to be the earlier of (i) the termination of the Stock Purchase Agreement, or (ii) 21 business days after the date of such reinstatement if the Closing shall not have occurred by such date.

          6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this
Section 6.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of the representations and warranties set forth in Articles II and III of this Agreement (subject to Section 7.4) or of the covenants set forth in Article IV of this Agreement and provided further that this Section 6.2 and Sections 7.1, 7.2, 7.3, 7.4, 8.2, 8.3, 8.7, 8.12, 8.13 and 8.14 shall survive termination of this Agreement.


                                ARTICLE VII

                              INDEMNIFICATION

          7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement shall expire twelve months after the Closing Date, except that the representations and warranties set forth in Sections 2.1(a), 2.2 and 2.3 shall survive until the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this
Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until performed in accordance with their terms.

          7.2. Indemnification. (a) The Company shall indemnify, defend and hold harmless the Investors, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an "Investor Indemnified Person") from and against all Losses incurred or suffered by an Investor Indemnified Person arising from (i) the breach of any of the representations or warranties made by the Company in this Agreement or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

          (b) The Investors shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Company Indemnified Person") from and against all Losses incurred or suffered by a Company Indemnified Person arising from (i) the breach of any of the representations or warranties made by the Investors in this Agreement or (ii) the breach of any covenant or agreement made by the Investors in this Agreement. .

          (c) No claim may be made against the Company for indemnification with respect to breaches of representations and warranties pursuant to
Section 7.2(a)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Investor Indemnified Persons thereunder exceeds $1,597,750, and the Company shall then only be liable for one-third of such Losses that exceed $1,597,750. The maximum amount recoverable under
Section 7.2(a)(i) shall be $10,000,000. No claim may be made against the Investors for indemnification with respect to breaches of representations and warranties pursuant to Section 7.2(b)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Company Indemnified Persons thereunder exceeds $1,597,750, and the Investors shall then only be liable for one-third of such Losses that exceed $1,597,750. The maximum amount recoverable under Section 7.2(b)(i) shall be $10,000,000.

          (d) No Investor Indemnified Person may pursue a claim for indemnification under Section 7.2(a)(i) after the first anniversary of the Closing Date unless prior to such anniversary such Investor Indemnified Person submits a good faith, reasonably detailed claim in writing that such Investor Indemnified Person reasonably believes is based on factual contentions that have evidentiary support and that such Investor Indemnified Person has incurred or will incur a Loss, which in the case of claims related to Sections 2.5 and 2.7 of this Agreement may be based upon facts that such Investor Indemnified Person had knowledge of at or prior to the Closing Date only if such claim also relies upon a materially adverse occurrence or development that occurs after the Closing Date. In no case shall any payment be made (A) in the case of an indemnification claim under
Section 7.2(a)(i) or 7.2(a)(ii) until a Loss occurs or (B) in the case of an indemnification claim under Section 7.2(a)(i) for any Loss incurred after the date that is 30 months after the Closing Date. No Person shall have any liability to any Investor Indemnified Person under Section 7.2(a)(i) for any breach of a representation or warranty to the extent that a claim for indemnification is based upon facts of which any Investor Indemnified Person had knowledge on or prior to the Closing Date, unless such claim also relies upon a materially adverse occurrence or development that occurs after the Closing Date. For purposes of this Section 7.2(d),
(i) the Investors shall only be deemed to have knowledge of a fact if any of the Persons listed on Schedule 7.2 has knowledge of the particular fact and (ii) such individual shall be deemed to have knowledge only to the extent of his knowledge of such fact.

          7.3. Procedure for Indemnification. (a) If an Investor Indemnified Person or a Company Indemnified Person (such Person being referred to as the "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action (a "Claim") with respect to which the other party (the "Indemnifying Party") may be obligated to provide indemnification, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 7.3 shall not relieve the applicable Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice; provided, further, that the applicable Indemnifying Party shall have no obligations under this Article VII unless such written notice is received by the Indemnifying Party within the survival periods set forth in Section
7.1. Such notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnitee. Such notice shall be a condition precedent to any liability of any Indemnifying Party for any Claim under the provisions for indemnification contained in this Agreement.

          (b) An Indemnifying Party may elect to compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Claim; provided, however, that the Indemnifying Party shall not compromise, settle or defend a Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld). If an Indemnifying Party elects to compromise, settle or defend a Claim, it shall, within 30 days of the receipt of notice from an Indemnitee pursuant to Section 7.3(a) (or sooner, if the nature of such Claim so requires), notify the applicable Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the compromise or settlement of, or defense against, such Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article VII for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof (except expenses approved in advance by the Indemnitee); provided, that such Indemnitee shall have the right to employ one separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee if the defendants in any such claim included both the Indemnifying Party and the Indemnitee and, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to compromise, settle or defend against a Claim, or fails to notify an Indemnitee of its election as provided in this Section 7.3 within 30 days of notice from the Indemnitee pursuant to Section 7.3(a), such Indemnitee may compromise, settle or defend such Claim.

          (c) If an Indemnifying Party chooses to defend any claim, the applicable Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense.

          (d) If the amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the applicable Indemnitee to the applicable Indemnifying Party.

          (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          7.4. Sole Remedy. Except in the case of fraud, the rights to indemnification provided for in this Article VII for a breach of representations or warranties by the Investors (in the case of indemnification pursuant to Section 7.2(b)(i)) or the Company (in the case of indemnification pursuant to Section 7.2(a)(i)) shall constitute the sole remedy of the Company and the Investors, respectively, for such breach, and the Company and the Investors shall have no other liability or damages to the other party resulting from any such breach.


                                ARTICLE VIII

                               MISCELLANEOUS

          8.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

          "Acquisition Proposal" shall mean a bona-fide written offer by any Person not affiliated with the Company relating to (a) a merger, consolidation or other business combination involving the Company, or (b) an offer to acquire in any manner a greater than 50% equity interest in, or more than 50% of the assets of, the Company and its Subsidiaries taken as a whole.

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Agreement" shall have the meaning ascribed thereto in the preamble.

          "Board" shall have the meaning ascribed thereto in the recitals.

          "Ciba" shall have the meaning ascribed thereto in the recitals.

          "Ciba SCH" shall have the meaning ascribed thereto in the recitals.

          "Ciba SCI" shall have the meaning ascribed thereto in the recitals.

          "Ciba Documents" shall mean the Consent and Termination Agreement and the Supplemental Indenture.

          "Ciba Indenture" shall have the meaning ascribed thereto in
Section 2.6.

          "Claim" shall have the meaning ascribed thereto in Section
7.3(a).

          "Closing" shall have the meaning ascribed thereto in the Stock Purchase Agreement.

          "Closing Date" shall mean have the meaning ascribed thereto in the Stock Purchase Agreement.

          "Common Stock" shall have the meaning ascribed thereto in the recitals.

          "Company" shall have the meaning ascribed thereto in the preamble.

          "Company Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(b).

          "Consent and Termination Agreement" shall mean the Consent and Termination Agreement, dated the date hereof, between the Company and Ciba SCH.

          "Consents" shall have the meaning ascribed thereto in Section
4.4.

          "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement, dated as of September 15, 1998, as amended, among the Company, certain of its subsidiaries, the Lenders parties thereto, Citibank N.A. and Credit Suisse First Boston.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Encumbrances" shall have the meaning ascribed thereto in Section 2.1(b).

          "ERISA" shall have the meaning ascribed thereto in Section
2.10(a).

          "ERISA Affiliate" shall have the meaning ascribed thereto in
Section 2.10(a).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Existing Governance Agreement" shall have the meaning ascribed thereto in Section 2.6.

          "GAAP" shall have the meaning ascribed thereto in Section 2.5.

          "Governance Agreement" shall have the meaning ascribed thereto in the recitals.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnifying Party" shall have the meaning ascribed thereto in
Section 7.3(a).

          "Indemnitee" shall have the meaning ascribed thereto in Section
7.3(a).

          "Independent Director" shall mean any director of the Company who was not nominated to the Board by Ciba and who (i) is not and has never been an officer, employee or director of Ciba or any affiliate (other than the Company) or associate of Ciba and (ii) has no affiliation or compensation, consulting or contractual relationship with Ciba or any of its affiliates (other than the Company) such that a reasonable person would regard such director as likely to be unduly influenced by Ciba or any of its affiliate (other than the Company).

          "Investors" shall have the meaning ascribed thereto in the preamble.

          "Investor Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(a).

          "Knowledge" shall mean, with respect to the Company, the knowledge of William D. Bennison, James N. Burns, Kirk G. Forbeck, Stephen
C. Forsyth, William Hunt, John J. Lee, Ira J. Krakower, Harold E. Kinne, Joseph H. Shaulson, Justin P.S. Taylor and David R. Tanonis.

          "Laws" shall include all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

          "Licenses" shall have the meaning ascribed thereto in Section
2.7.

          "Litigation" shall have the meaning ascribed thereto in Section
2.9(a).

          "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual or punitive), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

          "Majority Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

          "Material Adverse Effect" shall mean a material adverse effect on the properties, business, prospects (but only with respect to the representations and warranties contained in Sections 2.5 and 2.7), operations, results of operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Plans" shall have the meaning ascribed thereto in Section
2.10(a).

          "Registration Rights Agreement" shall have the meaning ascribed thereto in the recitals.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" shall have the meaning ascribed thereto in Section
2.4.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Shares" shall have the meaning ascribed thereto in the recitals.

          "Significant Subsidiaries" shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X (17 CFR 210).

          "Stock Purchase Agreement" shall have the meaning ascribed thereto in the recitals.

          "Stock Purchase Transaction Documents" shall have the meaning ascribed thereto in the recitals.

          "Subsidiary" shall mean as to any Person, each corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

          "Supplemental Indenture" shall mean the Supplemental Indenture, as contemplated by Section 3.02 of the Consent and Termination Agreement, between the Company and First Trust of California, National Association.

          8.2. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expense.

          8.3. Public Announcements. The Investors and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or any exchange on which the Company's securities are listed and, to the extent time permits, it has used all reasonable efforts to consult with the other party prior thereto.

          8.4. Further Assurances. Subject to Section 4.6, at any time or from time to time after the Closing, the Company, on the one hand, and the Investors, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the Governance Agreement or the Registration Rights Agreement and to otherwise carry out the intent of the parties hereunder or thereunder.

          8.5. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors, permitted assigns, heirs and personal representatives, provided that prior to the Closing the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Investors, and provided further that the Investors may not assign their rights or obligations under this Agreement to any Person (other than an "Investor" (as defined in the Governance Agreement)) without the prior written consent of the Company. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for each Investor's benefit as purchaser and holder of Shares are also for the benefit of, and enforceable by, any "Investor" (as defined in the Governance Agreement).

          8.6. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto including the Letter Agreement, dated September 15, 2000, between GS Capital Partners 2000, L.P. and the Company, as amended prior to the date hereof and the Confidentiality Agreement, dated June 19, 2000 between Goldman, Sachs & Co. and the Company.

          8.7. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

          (i)      if to the Company, to:

                   Hexcel Corporation
                   Two Stamford Plaza
                   281 Tresser Boulevard
                   16th Floor
                   Stamford, Connecticut 06901-3238
                   Telecopy No.:  (203) 358-3972
                   Attention:     Ira J. Krakower, Esq.
                                  Vice President, General Counsel and Secretary

                   with a copy to each of the following (which shall not constitute notice):

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   Four Times Square
                   New York, New York 10036
                   Telecopy No.:  (212) 735-2000
                   Attention:  Joseph A. Coco, Esq.


                   Paul, Weiss, Rifkind, Wharton & Garrison
                   1285 Avenue of the Americas
                   New York, New York 10019-6064
                   Telecopy No.:  (212) 757-3990
                   Attention:  Judith R. Thoyer, Esq.


          (ii)     if to the Investors, to:

                   c/o Goldman Sachs Capital Partners 2000, L.P.
                   85 Broad Street
                   New York, New York 10004
                   Telecopy No.:  (212) 357-5505
                   Attention:  Mr. Sanjeev Mehra

                   with a copy to (which shall not constitute notice):

                   Fried, Frank, Harris, Shriver & Jacobson
                   One New York Plaza
                   New York, New York 10004
                   Telecopy No.:  (212) 859-8587
                   Attention:    Robert C. Schwenkel, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

          8.8. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          8.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          8.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          8.11. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

          8.13. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          8.14. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

          8.15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.



HEXCEL CORPORATION


By:/s/ John J. Lee
   --------------------
     Name:  John J. Lee
     Title: Chairman and Chief Executive Officer


LXH, L.L.C.

By:    GS Capital Partners 2000, L.P.,
       its Managing Member

By:    GS Advisors 2000, LLC, its general partner

       By:/s/ Katherine L. Nissenbaum
          ---------------------------
           Name:  Katherine L. Nissenbaum
           Title: Vice President


LXH II, L.L.C.

By:    GS Capital Partners 2000 Offshore, L.P.,
       its Managing Member

By:    GS Advisors 2000, LLC, its general partner

       By:/s/ Katherine L. Nissenbaum
          ---------------------------
           Name:  Katherine L. Nissenbaum
           Title: Vice President